EXHIBIT 99.1

KORU Medical Systems Announces Fourth Quarter and Full Year 2024 Financial Results with Record Revenues and Gross Profit; Issues Full Year 2025 Guidance

MAHWAH, NJ – March 12, 2025 – KORU Medical Systems, Inc. (NASDAQ: KRMD) (“KORU Medical” or the “Company”), a leading medical technology company focused on development, manufacturing, and commercialization of innovative and patient-centric large volume subcutaneous infusion solutions, today reported financial results for the fourth quarter and full year ended December 31, 2024. The Company also issued guidance for the full year 2025.

Recent Highlights

●	Fourth quarter 2024 net revenues of $8.8 million, a 23% increase over the prior year period; Full year 2024 net revenues of $33.6 million, an 18% increase over the prior year

●	Fourth quarter 2024 Core business (Domestic and International) net revenues of $8.2 million, a 19% increase over the prior year period; Full year 2024 Core business net revenues of $31.3 million, a 16% increase over the prior year

●	Fourth quarter 2024 Novel Therapies net revenues of $0.7 million, a 122% increase over the prior year period; Full year 2024 Novel Therapies net revenues of $2.4 million, a 62% increase over the prior year

●	Fourth quarter gross margin of 62.9%, a 260-basis point increase over the prior year period; Full year gross margin of 63.4%, a 480-basis point increase over the prior year

●	Ending cash balance of $9.6 million, representing positive cash flow of $0.8 million for the fourth quarter and full year cash burn of $1.9 million; a 68% improvement over the prior year

●	Entered 4 Novel Therapies collaborations in 2024 and announced 2 additional collaborations during the first two months of 2025

●	Issued full year 2025 net revenues guidance of $38.0 - $39.0 million, representing growth of 13% -16% over the prior year; full year gross margin guidance of 61% - 63%; and operational cash flow positive for the full year 2025

“In 2024, we delivered strong performance and hit multiple key milestones,” said Linda Tharby, President and CEO of KORU Medical. “We saw double digit growth across each of our businesses as we gained market share, entered new geographies, and increased the number of collaborations in our pipeline. As a result of increased revenues, improved gross margins, and operating expense discipline we were able to generate significant operating leverage that led to positive cash flow in the fourth quarter, and a lower full-year cash burn. I’m proud of the team as we have consistently executed on our business strategy, and this momentum is being carried into a strong start to 2025.”

2024 Fourth Quarter Financial Results

	Three Months Ended December 31,		Change from Prior Year		% of Net Revenues
	2024	2023	$	%	2024	2023
Net Revenues
Domestic Core	$6,657,182	$5,565,349	$1,091,833	19.6%	75.3%	77.4%
International Core	1,504,108	1,315,036	189,073	14.4%	17.0%	18.3%
Total Core	8,161,291	6,880,385	1,280,906	18.6%	92.3%	95.7%
Novel Therapies	677,309	305,547	371,762	121.7%	7.7%	4.3%
Total	$8,838,600	$7,185,932	$1,652,668	23.0%	100%	100%

Total net revenues increased $1.7 million, or 23.0%, to $8.8 million for the fourth quarter of 2024. Domestic Core growth of 19.6% was primarily driven by higher consumable and pump volumes driven by new patient starts and market share gains. International Core growth of 14.4% was primarily due to higher consumable volumes driven by new patient starts, increased penetration in established markets, and entry into new geographic markets. Novel Therapies revenues for the fourth quarter of 2024 were $0.7 million, an increase of 121.7% over the prior year period, primarily driven by an increased number of new collaborations in both non-recurring engineering services and clinical trial orders.

Gross profit increased $1.2 million, or 28.4%, to $5.6 million for the fourth quarter of 2024. Gross margin was 62.9%, an increase of 260 basis points, compared to 60.3% in the prior year period.  The increase in gross margin was primarily driven by manufacturing efficiencies and favorable price driven by customer sales mix resulting in higher average selling prices.

Total operating expenses increased $0.6 million, or 9.5%, to $7.1 million for the fourth quarter of 2024 primarily driven by 2024 performance-based compensation expenses.

Net loss decreased $5.9 million to $1.6 million, or ($0.03) per diluted share for the fourth quarter of 2024, compared to a net loss of $7.5 million, or ($0.16) per diluted share, for the prior year period which included a tax valuation allowance of $6.0 million. Adjusted EBITDA for the quarter was ($0.7) million, or ($0.02) per diluted share versus ($1.0) million or ($0.02) in the prior year period. A reconciliation of adjusted EBITDA and adjusted diluted EPS to the most directly comparable GAAP measures is provided at the end of this press release

2024 Full Year Financial Results

	Years Ended December 31,		Change from Prior Year		% of Net Revenues
	2024	2023	$	%	2024	2023
Net Revenues
Domestic Core	$25,214,613	$22,446,519	$2,768,094	12.3%	74.9%	78.7%
International Core	6,043,979	4,596,097	1,447,882	31.5%	18.0%	16.1%
Total Core	31,258,592	27,042,616	4,215,976	15.6%	92.9%	94.8%
Novel Therapies	2,387,871	1,475,050	912,821	61.9%	7.1%	5.2%
Total	$33,646,463	$28,517,666	$5,128,797	18.0%	100%	100%

Total net revenues increased $5.1 million, or 18.0%, to $33.6 million, for the year ended December 31, 2024. Domestic Core growth of 12.3% was primarily driven by volume growth in pumps and consumables attributed to overall SCIg market growth and new account share gains. International Core growth of 31.5% was driven by overall SCIg market growth, increased penetration in several established EU markets, and the entry into multiple new geographies. Novel Therapies net revenues increased $0.9 million, or 61.9%, driven primarily by an increase in NRE collaborations and an increase in clinical trial supply shipments compared to the prior year.

Gross profit increased $4.6 million, or 27.7%, to $21.3 million, for the year ended December 31, 2024. Gross margin was 63.4%, an increase of 480 basis points, compared to 58.6% in the prior year.  The increase in gross margin was primarily driven by increased manufacturing productivity, improved margin on product revenue mix, and marginal increases in average selling prices versus the prior year.

Total operating expenses increased $0.8 million, or 3.0%, to $27.8 million for the year ended December 31, 2024 driven primarily by 2024 performance-based compensation expenses.

Net loss decreased $7.7 million to $6.1 million, or ($0.13) per diluted share for the year ended December 31, 2024, compared to a net loss of $13.7 million, or ($0.30) per diluted share in the prior year. Net loss improvement was primarily driven by lower net operating losses of $3.8 million as a result of our gross profit improvement of 27.7%, against an operating expense increase of 3.0%. In the prior year we established an allowance for the non-realization of deferred tax assets which reversed a tax benefit of $4.0 million, partially offsetting in the current year was lower interest income of $0.1 million driven by a lower cash balance coupled with lower yields. Adjusted EBITDA for the full year was ($2.5) million, or ($0.06) per diluted share versus ($6.0) million, or ($0.13) in the prior year period. A reconciliation of adjusted EBITDA and adjusted diluted EPS to the most directly comparable GAAP measures is provided at the end of this press release.

Cash and cash equivalents were $9.6 million as of December 31, 2024, reflecting cash usage of $1.9 million for the full year 2024.

2025 Guidance

KORU Medical expects:

●	Full year 2025 net revenues between $38.0 - $39.0, representing growth of 13% - 16%

●	Full year 2025 gross margin between 61% - 63%

●	Operational cash flow positive for the full year 2025

Novel Therapies Business to be Renamed as Pharma Services and Clinical Trials (PST)

Effective with the first quarter of 2025, the Novel Therapies business will be renamed “Pharma Services and Clinical Trials” to better reflect the non-recurring nature of this revenue. Pharma Services and Clinical Trials refers to revenue generated via collaborations prior to a drug’s clearance for use on the KORU Freedom Infusion System. Once a drug is cleared via 510(k) for use with the KORU Freedom Infusion System and becomes “on-label”, any revenue generated is recorded as part of Domestic and/or International Core. The name change will have no impact on the composition of revenue recorded in each of our businesses, on the preparation or disclosure of financial information by business, or on previously reported financial statements.

Conference Call and Webcast Details

The Company will host a live conference call and webcast to discuss these results and provide a corporate update on Wednesday, March 12, 2025, at 4:30 PM ET.

To participate in the call, please dial (877) 407-0784 (domestic) or (201) 689-8560 (international). The live webcast will be available on the IR Calendar on the News/Events page of the Investors section of KORU Medical’s website.

Non-GAAP Measures

This press release includes the non-GAAP financial measures “adjusted diluted EPS” and “adjusted EBITDA” that are not in accordance with, nor an alternate to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on KORU Medical’s reported results and, therefore, should not be relied upon as the sole financial measures to evaluate the Company’s financial results. Non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. Reconciliations of the Company’s non-GAAP measures are included at the end of this press release.

About KORU Medical Systems

KORU Medical develops, manufactures, and commercializes innovative and patient-centric large volume subcutaneous infusion solutions that improve quality of life for patients around the world. The Freedom Syringe Infusion System (“the Freedom System”) currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgH-Flo Subcutaneous Safety Needle Sets™. The Freedom System, which received its first FDA clearance in 1994, is used for self-administration in the home by the patient and/or delivery in an ambulatory infusion center by a healthcare professional. Through its Novel Therapies business, KORU Medical provides products for use by biopharmaceutical companies in feasibility/clinical trials during the drug development process and, as needed, is capable of customizing the Freedom System for clinical and commercial use across multiple drug categories. For more information, please visit www.korumedical.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. All statements that are not historical fact are forward-looking statements, including, but not limited to, financial guidance and expected operating performance for fiscal 2025. Forward-looking statements discuss the Company’s current expectations and projections relating to its financial position, results of operations, plans, objectives, future performance, and business. Forward-looking statements can be identified by words such as “guidance”, “expect”, “plan”, “believe” and “will”. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, uncertainties associated with SCIg market growth, prefilled syringe penetration, plasma supply, clinical trial activity and success, approval and commercialization of new drug indications, the shift to increased healthcare delivery in the home, new patient diagnoses, customer ordering patterns, global health crises, innovation and competition, labor and supply price increases, inflationary impacts, labor supply, and those risks and uncertainties included under the captions “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, which is on file with the SEC and available on our website at www.korumedical.com/investors and on the SEC website at www.sec.gov. All information provided in this release and in the attachments is as of March 12, 2025. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Investor Contact:

Louisa Smith

investor@korumedical.com

KORU MEDICAL SYSTEMS, INC.

BALANCE SHEETS

	December 31,	December 31,
	2024	2023

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$9,580,947	$11,482,240
Accounts receivable, net	5,720,750	4,045,211
Inventory	2,803,669	3,481,301
Other receivables	277,193	28,889
Prepaid expenses and other current assets	749,851	1,218,288
TOTAL CURRENT ASSETS	19,132,410	20,255,929
Property and equipment, net	4,290,515	3,837,657
Intangible assets, net of accumulated amortization of $458,538 and $390,341 at December 31, 2024 and December 31, 2023, respectively	730,279	754,361
Operating lease right-of-use assets	2,966,341	3,514,055
Other assets	98,970	98,970
TOTAL ASSETS	$27,218,515	$28,460,972

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,649,969	$975,193
Accrued expenses	3,924,184	1,711,427
Note payable	271,152	314,344
Other liabilities	29,269	512,520
Accrued payroll and related taxes	811,401	462,941
Finance lease liability – current	115,587	109,540
Operating lease liability – current	400,258	368,313
TOTAL CURRENT LIABILITIES	7,201,820	4,454,278
Finance lease liability, net current portion	202,613	316,623
Operating lease liability, net of current portion	3,000,403	3,336,300
TOTAL LIABILITIES	10,404,836	8,107,201
Commitments and contingencies (Refer to Note 8)
STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, 75,000,000 shares authorized, 49,377,617 and 49,089,864 shares issued; 45,957,115 and 45,669,362 shares outstanding at December 31, 2024, and December 31, 2023, respectively	493,776	490,899
Additional paid-in capital	49,581,303	47,018,707
Treasury stock, 3,438,526 and 3,420,502 shares at December 31, 2024 and December 31, 2023, respectively, at cost	(3,882,494)	(3,843,562)
Accumulated Deficit	(29,378,906)	(23,312,273)
TOTAL STOCKHOLDERS’ EQUITY	16,813,679	20,353,771
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,218,515	$28,460,972

KORU MEDICAL SYSTEMS, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2024	2023

NET REVENUES	$33,646,463	$28,517,666
Cost of goods sold	12,314,605	11,809,384
Gross Profit	21,331,858	16,708,282

OPERATING EXPENSES
Selling, general and administrative	21,631,674	20,365,617
Research and development	5,257,942	5,742,254
Depreciation and amortization	888,473	870,390
Total Operating Expenses	27,778,089	26,978,261

Net Operating Loss	(6,446,231)	(10,269,979)

Non-Operating Income, net
Loss on foreign currency exchange	(45,991)	(5,124)
Loss on disposal of fixed assets	(16,160)	(59,807)
Interest income, net	444,642	561,328
TOTAL OTHER INCOME	382,491	496,397

LOSS BEFORE TAXES	(6,063,740)	(9,773,582)

Income tax expense	(2,893)	(3,967,480)

NET LOSS	$(6,066,633)	$(13,741,062)

NET LOSS PER SHARE
Basic	$(0.13)	$(0.30)
Diluted	$(0.13)	$(0.30)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	45,802,701	45,601,346
Diluted	45,802,701	45,601,346

KORU MEDICAL SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(6,066,633)	$(13,741,062)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense and warrant expense	2,623,920	2,768,870
Depreciation and amortization	888,473	870,390
Loss on disposal of fixed assets	16,160	59,807
Deferred income taxes, net of allowance for non-realization of deferred tax asset	—	3,967,480
Non-cash leasing charges	243,394	(21,988)
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,675,540)	(486,327)
Decrease in inventory	677,632	2,923,566
Decrease in other receivables	—	943,507
Decrease in prepaid expenses and other assets	220,133	242,599
Increase in accounts payable	674,776	(1,416,606)
Increase in accrued payroll and related taxes	348,460	(79,458)
Decrease in other liabilities	(483,250)	255,183
Increase in accrued expenses	2,212,757	(1,178,514)
NET CASH USED IN OPERATING ACTIVITIES	(319,718)	(4,892,553)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(1,297,427)	(782,949)
Proceeds on disposals of property and equipment	8,500	—
Purchases of intangible assets	(44,115)	(31,648)
NET CASH USED IN INVESTING ACTIVITIES	(1,333,042)	(814,597)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from insurance finance indebtedness	487,516	565,172
Payments on insurance finance indebtedness	(530,707)	(684,123)
Payments for taxes related to net share settlement of equity awards	(97,379)	—
Payments on finance lease liability	(107,963)	(99,916)
NET CASH USED IN FINANCING ACTIVITIES	(248,533)	(218,867)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,901,293)	(5,926,017)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,482,240	17,408,257
CASH AND CASH EQUIVALENTS, END OF YEAR	$9,580,947	$11,482,240

Supplemental Information
Cash paid during the years for:
Interest	$71,934	$50,832
Income taxes	$—	$3,160

KORU MEDICAL SYSTEMS, INC.

SUPPLEMENTAL INFORMATION

(UNAUDITED)

A reconciliation of our non-GAAP measures is below:

	Three Months Ended		Twelve Months Ended
Reconciliation of GAAP Net (Loss)	December 31,		December 31,
to Non-GAAP Adjusted EBITDA:	2024	2023	2024	2023
GAAP Net Loss	$(1,558,249)	$(7,466,029)	$(6,066,632)	$(13,741,062)
Tax Benefit	(185,542)	(557,654)	(1,078,066)	(2,035,297)
Allowance for Tax Benefit	185,542	6,002,777	1,078,066	6,002,777
Reorganization Charges	—	329,869	496,255	329,869
Depreciation and Amortization	211,454	228,340	888,473	870,390
Interest Income, Net	(80,459)	(169,230)	(444,642)	(561,328)
Product Discontinuance	—	280,000	—	280,000
Manufacturing Initiative Expense	—	—	—	55,361
Stock-based Compensation Expense	699,789	389,256	2,623,920	2,768,869
Non-GAAP Adjusted EBITDA	$(727,465)	$(962,671)	$(2,502,626)	$(6,030,421)

Weighted average number of common shares	45,907,001	45,669,691	45,802,701	45,601,346

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Diluted EPS	December 31,		December 31,
to Non-GAAP Adjusted Diluted EPS:	2024	2023	2024	2023
Reported Diluted Earnings Per Share	$(0.03)	$(0.16)	$(0.13)	$(0.30)
Tax Benefit	—	(0.01)	—	(0.04)
Allowance for Tax Benefit	—	0.13	—	0.13
Reorganization Charges	—	0.01	0.01	0.01
Depreciation and Amortization	—	—	0.02	0.02
Interest Income, Net	—	—	(0.01)	(0.01)
Manufacturing Initiative Expense	—	—	—	—
Stock-based Compensation Expense	0.01	0.01	0.06	0.06
Non-GAAP Adjusted Diluted Earnings Per Share	$(0.02)	$(0.02)	$(0.06)	$(0.13)

*Numbers presented are rounded to the nearest whole cent

Allowance for nonrealization of deferred tax assets (DTA). We have excluded the effect of recording a full valuation allowance on our deferred tax assets in the fourth quarter ended 2024 in the amount of $0.2 million and $6 million in the fourth quarter ended 2023.

Reorganization Charges. We have excluded the effect of reorganization charges in calculating our non-GAAP measures. In 2024 we incurred severance expenses related to the reorganization of the leadership team, which we would not have otherwise incurred in periods presented as part of continuing operations.

Stock-based Compensation Expense. We have excluded the effect of stock-based compensation expense in calculating our non-GAAP measures. We record non-cash compensation expenses related to grants of equity-based awards for executives, employees, consultants, and directors. Depending upon the size, timing and the terms of the grants, the non-cash compensation expense may vary significantly but is expected to recur in future periods.

Product Discontinuation. We have excluded the effect of disposing of a non-launched inventoried product that has no value in our Core business product portfolio.